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                                                                       EX. 2.06
===============================================================================


                          ASSET PURCHASE AGREEMENT

                           Dated as of May 6, 1998

                                    among


                      ---------------------------------


                                 PURCHASER:

                      CORPORATE STAFFING RESOURCES LLC


                      ---------------------------------


                                   SELLER:

                       MONDAY TEMPORARY SERVICES, INC.

                                     AND


                      ---------------------------------


                                SHAREHOLDERS:


                                 JOHN MONDAY
                                SUSAN MONDAY



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                          ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT dated as of May 6, 1998 (this "Agreement"), is by and among Corporate Staffing Resources LLC, an Indiana limited liability company (the "Purchaser"), Monday Temporary Services, Inc., Michigan corporation (the "Seller") and John Monday and Susan Monday (individually, a "Shareholder" and, collectively, the "Shareholders").

                                  RECITALS

     A. The Purchaser desires to purchase from the Seller and the Seller desires to sell to the Purchaser certain of the assets of the Seller, upon the terms and subject to the conditions contained herein (the "Acquisition").

     B. In connection with the Acquisition, the parties desire to set forth certain agreements, representations, warranties and covenants made by one or more parties to the other or others as an inducement to the consummation of the Acquisition, upon the terms and subject to the conditions contained herein.

     C. The board of directors of the Seller has determined that the Acquisition is in the best interest of the Seller.

                                  AGREEMENT

     NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                                  ARTICLE I

     1.1 Defined Terms. As used herein, the terms below shall have the following meanings. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

     "Accounts Receivable" shall have the meaning set forth in Section 2.3

     "Acquisition" shall have the meaning set forth in recital A to this Agreement.

     "Advisors" shall have the meaning set forth in Section 7.1.

     "Affiliate" shall have the meaning set forth in the Securities Exchange Act of 1934. Without limiting the foregoing, all directors and officers of a Person that is a corporation and all managing members of a Person that is a limited liability company, shall be deemed Affiliates of such Person for all purposes hereunder.


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     "Agreement" shall mean this Asset Purchase Agreement.

     "Applicable Contract" shall mean any Contract (a) under which the Seller has or may acquire any rights, (b) under which the Seller has or may become subject to any obligation or liability, or (c) by which the Seller or any of the assets owned or used by it is or may become bound.

     "Assumed Liabilities' shall have the meaning set forth in Section 2.1(b).

     "Balance Sheet" shall have the meaning set forth in Section 5.5.

     "Best Efforts" shall mean the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a Material Adverse Change in the benefits to such Person of this Agreement and the Transactions.

     "Breach" shall mean and a breach of a representation, warranty, covenant, obligation, or other provision of this Agreement or any Transaction Documents will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision.

     "Claim" shall have the meaning set forth in Section 10.2(d).

     "Claim Notice" shall have the meaning set forth in Section 10.2(d).

     "Closing" shall have the meaning set forth in Section 4.1.

     "Closing Payment" shall have the meaning set forth in Section 2.2.

     "Closing Date" shall have the meaning set forth in Section 11.l(d).

     "Confidential Information" shall have the meaning set forth in Section 12.10(b).

     "Consent" shall mean any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

     "Consideration" shall have the meaning set forth in Section 2.2.

     "Consulting Agreements" shall have the meaning set forth in Section
4.3(a).



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     "Contract" shall mean any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

     "Copyrights" shall have the meaning set forth in Section 5.20(a).

     "Covenant Payments" shall have the meaning set forth in Section 3.1.

     "Damages" shall have the meaning set forth in Section 10.2(a).

     "Disclosure Schedules" shall mean the schedules prepared and delivered by the Seller and the Shareholders for and to the Purchaser and dated as of the date hereof, which set forth the exceptions to the representations and warranties contained herein and certain other information called for by this Agreement, and all referenced attachments thereto. Unless otherwise specified, each reference in this Agreement to any numbered schedule is a reference to that numbered schedule which is included in the Disclosure Schedules.

     "Employment Agreements" shall have the meaning set forth in Section
4.3(b).

     "Encumbrance" shall mean any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

     "Environment" shall mean soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwater, drinking water supply, stream sediments, ambient air, plant and animal life and any other environmental medium or natural resource.

     "Environmental. Health and Safety Liabilities" shall mean any cost, damage, expense, Liability, obligation or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

     (a) any environmental, health or safety matters or conditions (including on-site or off-site contamination, occupational safety and health and regulation of chemical substances or products);

     (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial or inspection costs and expenses arising under any Environmental Law or Occupational Safety and Health Law;

     (c) financial responsibility under any Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any Cleanup required by


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  applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

     (d) any other compliance, corrective, investigative or remedial measures required under any Environmental Law or Occupational Safety and Health Law.

     The terms "removal," "remedial" and "response action" include the types of activities covered by CERCLA.

     "Environmental Law" shall mean all federal, state, district, local and foreign laws, all rules or regulations promulgated thereunder and all orders, consent orders, judgments, notices, permits or demand letters issued, promulgated or entered pursuant thereto, relating to pollution or protection of the Environment, including without limitation (i) laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, materials, wastes or other substances into the Environment and (ii) laws relating to the identification, generation, manufacture, processing, distribution, use, treatment, storage, disposal, recovery, transport or other handling of pollutants, contaminants, chemicals, industrial materials, wastes or other substances. Environmental Laws shall include, without limitation, CERCLA, the Toxic Substances Control Act, as amended, the Resource Conservation and Recovery Act, as amended, the Clean Water Act, as amended, the Safe Drinking Water Act, as amended, the Clean Air Act, as amended, and all analogous laws promulgated or issued by any state or other governmental authority.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

     "Financial Statements" shall have the meaning set forth in Section 5.4(a).

     "Governmental Authorization" shall mean any approval, Consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

     "Governmental Body" shall mean any:

     (a) nation, state, county, city, town, village, district or other jurisdiction of any nature;

     (b) federal, state, local, municipal, foreign or other government;

     (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal); or


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     (d) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

     "Hazardous Activity" shall mean the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about or from the Facilities or any part thereof into the Environment.

     "Hazardous Materials" shall mean any waste or other substance that is listed, defined, designated or classified as, or otherwise determined to be, hazardous, radioactive or toxic or a pollutant or a contaminant subject to regulation, control or remediation under any Environmental Law (whether solids, liquids or gases), including any mixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor, polychlorinated biphenyls and asbestos or asbestos-containing materials.

     "Intellectual Property Assets" shall have the meaning set forth in Section 5.14(a).

     "Knowledge" shall mean and an individual will be deemed to have "Knowledge" of a particular fact or other matter if:

     (a) such individual is actually aware of such fact or other matter;
  or

     (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or matter.

     A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving as a director, officer, partner, executor or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

     "Legal Requirement" shall mean any federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty.

     "Liability" shall mean any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether known, unknown, accrued, absolute, contingent, matured or unmatured.

     "Marks" shall have the meaning set forth in Section 5.14(a).

     "Material Adverse Effect" or "Material Adverse Change" shall mean any significant and substantial effect or change that is materially adverse to the condition (financial or other),



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business, results of operations, liabilities or operations and/or assets of any party taken as a whole or any significant and substantial adverse effect or change on the ability of a party or its stockholders or members, as the case may be, to consummate the Transactions, or any event or condition which would, with the passage of time, be reasonably expected to constitute a "Material Adverse Effect" or "Material Adverse Change."

     "Noncompetition Period" shall have the meaning set forth in Section 3.4.

     "Occupational Safety and Health Law" shall mean any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards.

     "Order" shall mean any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Body or by any arbitrator.

     "Ordinary Course of Business" shall describe any action taken by a Person if:

     (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and

     (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be authorized by the parent company (if any) of such Person.

     "Organizational Documents" shall mean (a) the articles or certificate of incorporation, all certificates of determination and designation, and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate or articles of limited partnership of a limited partnership;
(d) the operating agreement, limited liability company agreement and the certificate or articles of organization or formation of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (f) any amendment to any of the foregoing.

     "Patents" shall have the meaning set forth in Section 5.14(a).

     "Pension Plan" shall have the meaning set forth in ERISA  3(2)(A).

     "Person" shall mean any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Body.



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     "Proceeding" shall mean any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

     "Proposed Acquisition Transaction" shall have the meaning set forth in
Section 7.6.

     "Purchased Assets" shall have the meaning set forth in Section 2.1(a).

     "Purchaser" shall mean Corporate Staffing Resources LLC.

     "Purchaser Indemnified Parties" shall have the meaning set forth in
Section 10.2(b).

     "Representative" shall mean any officer, director, principal, attorney, agent, employee or other representative.

     "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     "Seller" shall mean Monday Temporary Services, Inc.

     "Seller's Closing Documents" shall have the meaning set forth in Section 5.2(a).

     "Shareholder Indemnified Party" shall have the meaning set forth in
Section 10.2(a).

     "Shareholders" shall mean John Monday and Susan Monday. "Shareholder" shall refer to any one of the Shareholders.

     "Staffing Services Business" shall have the meaning set forth in Section
3.4.

     "Subsidiary" shall mean, with respect to any Person (for the purposes of this definition, the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries .

     "Tax" or "Taxes" shall mean any federal, state, local, foreign or other tax, levy, impost, fee, assessment or other governmental charge, including without limitation income, estimated income, gross receipts, business, occupation, franchise, property, payroll, personal property, sales, transfer, use, employment, commercial rent, occupancy, franchise or withholding


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taxes, and any premium, including without limitation, interest, penalties and additions in connection therewith.

     "Territory" shall have the meaning set forth in Section 3.4.

     "Threatened" shall describe any claim, Proceeding, dispute, action or other matter if (i) any demand or statement has been made (orally or in writing) with respect to such claim, Proceeding, dispute, action or other matter, or (ii) any notice has been given (orally or in writing) with respect thereto.

     "Trade Secrets" shall have the meaning set forth in Section 5.14(a).

     "Transaction Documents" shall mean this Agreement, the Consulting Agreements, the Employment Agreements, and all instruments executed pursuant to the requirements of this Agreement.

     "Transactions" shall mean the Acquisition and the other transactions contemplated by the Transaction Documents.

                                 ARTICLE II

                         PURCHASE AND SALE OF ASSETS

     2.1 Purchase and Sale of Purchased Assets; Assumption of Assumed
Liabilities.

           (a) Upon the terms and subject to the conditions set forth herein, on the Closing Date the Seller shall sell, convey, transfer, assign and deliver to the Purchaser, and the Purchaser shall purchase from the Seller, all of the following assets of the Seller: (a) all equipment, furniture, supplies, fixtures and other tangible personal property and all warranties and claims pertaining thereto; (b) all Accounts Receivable; (c) all Intellectual Property Assets; (d) all Contracts for the provision of Staffing Services Business; (e) all leasehold interests in real or personal property listed in the Disclosure Schedules; and (f) all books, records, information and data, of every type and in whatever form recorded, related to the Seller's Staffing Services Business, including, but not limited to, all customer lists and records and purchase and sales information (collectively the "Purchased Assets") free and clear of all Encumbrances.

           (b) On the Closing Date, subject to the Shareholders' indemnification obligations pursuant to Article X, the Purchaser shall assume, pay, perform and discharge the following Liabilities of the Seller:
  (a) all liabilities of the Seller arising on or after the Closing Date with respect to each real or personal property lease listed in the Disclosure Schedules and (b) all liabilities of the Seller arising on or after the Closing Date under


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  Contracts for the provision of Staffing Services Business (collectively, the
  "Assumed Liabilities").

     2.2 Consideration. Upon the terms and subject to the conditions set forth herein, in consideration for the transfer of the Purchased Assets subject to the assumption of the Assumed Liabilities pursuant to Section 2.1 , the Purchaser shall pay to the Seller, at the time hereafter set forth, the Closing Payment pursuant to Section 2.3. The Closing Cash Payment as adjusted pursuant to Section 2.4 is referred to herein as the "Consideration."

     2.3 Closing Cash Payment. On the Closing Date, the Purchasers shall pay to the Seller in cash by wire transfer of immediately available funds to the account designated by the Seller an amount equal to Two Million Eight Hundred Forty Thousand Dollars ($2,840,000) plus one hundred twenty five percent (125%) of the amount of Accounts Receivable less Fifty Thousand Dollars ($50,000) (the "Closing Payment"). "Accounts Receivable" shall mean the accounts receivable of the Seller on the Closing Date as set forth in the Seller's Certificate delivered at Closing pursuant to Section 4.2(f) hereof.

     2.4 Post-Closing Accounts Receivable Adjustment. On the first business day which is ninety (90) days following the Closing Date:

         (a) The Purchaser shall pay to the Seller $50,000, unless uncollected Accounts Receivable exceed 2.5% of Accounts Receivable in which event the Purchaser shall pay to the Seller the excess, if any, of (a) $50,000 over (b) the uncollected Accounts Receivable; or

         (b) If uncollected Accounts Receivable exceed 2.5% of Accounts Receivable, the Seller shall pay to the Purchaser the excess, if any, of
  (a) uncollected Accounts Receivable over (b) $50,000.

     All uncollected Accounts Receivable shall be promptly assigned by the Purchaser to the Seller.

     Any amount payable under the foregoing provisions, if not paid within ten
(10) days after its due date, shall bear interest at the rate of 13% per annum from its due date until paid in full.

     The Purchaser agrees to use reasonable efforts to collect the Accounts Receivable during the 90-day period in accordance with its customary business practices (but shall not be required to institute legal proceedings or retain a collection agency with respect to the Accounts Receivable). The Purchaser consents to the Shareholders assisting in the collection of the Accounts Receivable consistent with the past practice of the Seller.



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     Each of the Seller and the Shareholders represent and warrant to the
Purchaser that each of the Accounts Receivable will as of the Closing Date represent valid obligations arising from Staffing Services Business actually performed by the Seller prior to the Closing Date.

                                 ARTICLE III
                     SHAREHOLDERS' AGREEMENTS RESPECTING
                          POST-CLOSING COMPETITION

     3.1 Reasons For Agreements. The Purchaser is making a substantial investment pursuant to this Agreement in reliance upon the fact that the knowledge and expertise developed by the Shareholders in their management of the business and affairs of the Seller will be preserved and will not be used in competition with the Purchaser. It is necessary for the protection of the Purchaser and its Affiliates that the Shareholders provide the agreements and assurances set forth in this Article III and the Shareholders do so in consideration of the additional payment by the Purchaser to each of the Shareholders of Twenty-Five Thousand Dollars ($25,000) (the "Covenant Payments").

     3.2 The Shareholders' Agreements. Each Shareholder individually agrees that the Shareholder will not, directly or indirectly, except for the benefit of the Purchaser or its Affiliates or with the consent of the Purchaser, which consent may be granted or withheld at the Purchaser's sole discretion:

     (a) during the Noncompetition Period (as defined in Section 3.4 thereof), become a stockholder, partner, member, manager, associate, employee, owner, agent, creditor, independent contractor, co-venturer, a consultant or otherwise, or encourage, counsel, advise or financially assist or support a spouse of a Shareholder or any other member of the immediate family that resides with him to be or become, or a Shareholder to himself be, or be interested in or associated with any other Person, firm or business engaged in the Staffing Services Business in the Territory (as defined in Section 3.4 hereof), or in any Staffing Services Business directly competitive with that of the Purchaser, as then constituted, or himself engage in such business; provided, however, that nothing herein shall be construed to prohibit owning not more than five percent (5%) of any class of securities issued by an entity in the Staffing Services Business which is subject to the reporting requirements of the Exchange Act or traded in the over-the-counter market; or

     (b) during the Noncompetition Period, solicit, cause or authorize, directly or indirectly, to be solicited for or on behalf of such Shareholder, the Seller or third parties, from parties who were customers of the Seller, any Staffing Services Business transacted by or with such customer by the Seller; or

     (c) during the Noncompetition Period, solicit, cause or authorize, directly or indirectly, to be solicited for or on behalf of such Shareholder, the Seller or third parties, from any party who is then or was during the preceding twelve (12) month period one of the


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  fifty (50) largest customers of the Purchaser and its Affiliates
  (determined on the basis of total revenues), any Staffing Services Business;
  or

     (d) during the Noncompetition Period, accept or cause or authorize, directly or indirectly, to be accepted for or on behalf of such Shareholder, the Seller or for third parties, any such Staffing Services Business from any such customers described in (b) or (c) above; or

     (e) (i) during the Noncompetition Period, use, publish, disseminate or otherwise disclose, directly or indirectly, any information heretofore or hereafter acquired, developed or used by the Purchaser or the Seller relating to the business or the operations, employees or customers of the Seller or the Purchaser which constitutes proprietary or confidential information of the Seller or the Purchaser ("Confidential Information"), including without limitation any Confidential Information contained in any customer lists, mailing lists and sources thereof, statistical data and compilations, patents, copyrights, trademarks, trade names, inventions, formulae, methods, processes, agreements, contracts, manuals or any other documents, and (2) from and after the date hereof, use, publish, disseminate or otherwise disclose, directly or indirectly, any information heretofore or hereafter acquired, developed or used by the Purchasers which constitutes Confidential Information, but excluding any Confidential Information which has become part of common knowledge or understanding in the Staffing Services Business industry or otherwise in the public domain (other than from disclosure by Shareholder in violation of this Agreement); provided, however, that this Section shall not be applicable to the extent that the Shareholder is required to testify in a judicial or regulatory proceeding pursuant to the order of a judge or administrative law judge after such Shareholder requests that the confidentiality of such Confidential Information be preserved, and in the event that the Shareholder receives a subpoena or other order to produce or testify as to Confidential Information, the Shareholder shall notify the Purchaser in order to provide the Purchaser with an opportunity to quash at the Purchaser's expense; or

     (f) during the Noncompetition Period,

         (1) solicit, entice, persuade or induce, directly or indirectly, any employee (or person who within the preceding twelve
     (12) months was an employee) of the Purchaser or any other person who is under contract with or rendering services to the Purchaser, to terminate his or her employment, by, or contractual relationship with, such Person or to refrain from extending or renewing the same (upon the same or new terms) or to refrain from rendering services to or for such Person or to become employed by or to enter into contractual relations with any Persons other than such Person or to enter into a relationship with a competitor of the Purchaser,

         (2) approach any such employee or other person for any of the foregoing purposes, or


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         (3) authorize or approve or assist in the taking of any such actions by any person other than the Purchaser.

     3.3 Interpretation and Remedies.

         (a) The invalidity or non-enforceability of Section 3.2 in any respect shall not affect the validity or enforceability of Section 3.2 in any other respect or of any other provisions of this Article III. In the event that any provision of Section 3.2 shall be held invalid or unenforceable by a court of competent jurisdiction by reason of the geographic or business scope or the duration thereof, such invalidity or unenforceability shall attach only to the scope or duration of such provision and shall not affect or render invalid or unenforceable any other provision of Section 3.2 and, to the fullest extent permitted by law, this Section 3.2 shall be construed as if the geographic or business scope or the duration of such provision had been more narrowly drafted so as not to be invalid or unenforceable and further, to the extent permitted by law, such geographic or business scope or the duration thereof may be re-written by a court of competent jurisdiction to make such sufficiently limited to be enforceable.

         (b) Each Shareholder acknowledges that the Purchaser's remedy at law for any breach of the provisions of Section 3.2 is and will be insufficient and inadequate and that the Purchasers shall be entitled to equitable relief, including by way of temporary restraining order, temporary injunction, and permanent injunction, in addition to any remedies the Purchasers may have at law. If either party files suit to enforce or to enjoin the enforcement of any of the provisions of this
     Section 3.2, the prevailing party shall be entitled to recover, in addition to all other damages or remedies provided for herein, all of its costs incurred in prosecuting or defending such suit, including reasonable attorneys' fees.

     3.4 Definitions. "Noncompetition Period" shall mean the period commencing on the Closing Date and ending five (5) years after the Closing Date, provided, however, that if a Shareholder violates any of the provisions of Section 3.2, the term of the Noncompetition Period for such Shareholder shall be automatically extended for a like period of time from the date on which the Shareholder permanently ceases such violation or from the date of the entry by a court of competent jurisdiction of a final order of judgment enforcing such provision, whichever period is later.

         "Staffing Services Business" shall mean recruiting, training and/or testing employees and assigning them to clients (a) to provide staffing help services for such client to support or supplement the client's work force in work situations such as employee absences, temporary skill shortages, seasonal workloads and special assignments and projects, (b) to provide staffing help services for such client for short-term and long-term temporary placement and temporary to permanent arrangements for the client to eventually hire the service provider as its own employee, and (c) to provide permanent individual employees for permanent employment placement fees.



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




     "Territory" shall mean the States of Indiana and Michigan.


                                 ARTICLE IV

                                   CLOSING

     4.1 Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Transactions (the "Closing") shall be held at 10:00 a.m. local time on the Closing Date at the offices of the Purchaser, One Michiana Square, 100 E. Wayne Street, Suite 100, South Bend, Indiana 46601, unless the parties hereto otherwise agree.

     4.2 Deliveries at Closing.

     (a) Closing Payment.   The Purchaser will deliver the Closing Payment to
  the Seller.

     (b) Covenant Payment. The Purchaser will deliver the Covenant Payments to the Shareholders.

     (c) Bill of Sale. The Seller will execute and deliver to the Purchaser a bill of sale for all of the Purchased Assets.

     (d) Assumption Undertaking. The Purchaser will execute and deliver to the Seller an undertaking to assume, pay and perform all of the Assumed Liabilities.

     (e) Purchasers Certificates. The Purchaser will furnish the Sellers with such certificates of its officers and others to evidence compliance with the conditions set forth in this Agreement as may be reasonably requested by the Seller, which shall include, but not be limited to a certificate executed by the Secretary or an Assistant Secretary of the Purchaser, certifying, as of the Closing Date, (A) a true and complete copy of the Organizational Documents of the Purchaser, including its certificate of incorporation or organization certified as of a recent date by the appropriate Secretary of State, (B) a true and complete copy of the resolutions of its manager, authorizing the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby and (C) incumbency matters.

     (f) Seller's Certificates. The Seller will furnish the Purchaser with such certificates of the Seller and others to evidence compliance with the conditions set forth in this Agreement as may be reasonably requested by the Purchaser, which shall include, but not be limited to:

            (i) A certificate executed by the Secretary of the Seller certifying as of the Closing Date (A) a true and complete copy of the Organizational Documents of the Seller, including its articles of incorporation or organization certified as of a recent date by the appropriate Secretary of State, (B) incumbency matters, and (C) a true and complete copy of the resolutions of the board of directors and of the Shareholders authorizing and approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

            (ii) A certificate of the Seller certifying the amount and account debtor of each of the Accounts Receivable of the Seller on the Closing Date.

     4.3  Other Closing Transactions.

     (a) Consulting Agreements. At the Closing, the Purchaser and the respective Shareholders shall enter into a Consulting Agreement in the forms of Exhibits A-1 and A-2 (the "Consulting Agreements").

     (b) Employment Agreements. At the Closing, the Purchaser and each of the Seller's four (4) current placement representatives shall enter into employment agreements in the form of Exhibit B (the "Employment Agreements").


                                  ARTICLE V

             REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

     The Shareholders jointly and severally hereby represent and warrant to the Purchaser that the following representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct:

     5.1 Organization and Good Standing.

     (a) The Seller is duly organized, validly existing, and in good standing under the laws of Michigan, with full power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Contracts to which it is a party. The nature of the Seller's business does not require qualification by the Seller to transact business in any other state or jurisdiction.

     (b) The Seller has no Subsidiaries and has no direct or indirect stock or other equity or ownership interest (whether controlling or not) in any corporation, association, partnership, joint venture or other entity.

     (c) Since its organization, the Seller has conducted no business other than the Staffing Services Business.

     5.2 Authority; No Conflict.

     (a) This Agreement and the other Transaction Documents to which the Shareholders or the Seller is a party (the "Seller's Closing Documents") have been duly authorized, executed and delivered by the Shareholder and the Seller, to the extent that they are a party thereto, and constitute the legal, valid, and binding obligations of the Shareholders and/or the Seller, as the case may be, enforceable against the Shareholder and/or the Seller in accordance with their respective terms, in each case except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors' rights generally and (ii) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law. The Shareholders and the Seller have all requisite power, authority and capacity to execute and deliver this Agreement and the Seller's Closing Documents and to perform their respective obligations under this Agreement and the Seller's Closing Documents to which each is a party.

     (b) Except as set forth in Schedule 5.2, neither the execution and delivery of this Agreement and the Seller's Closing Documents nor the consummation or performance of any of the Transactions will, directly or indirectly (with or without notice or lapse of time):

         (i) contravene, conflict with or result in a violation of (A) any provision of the Organizational Documents of the Seller or (B) any resolution adopted by the board of directors of the Seller or the shareholders or other equity owners of the Seller;

         (ii) to the Knowledge of the Shareholders, contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Seller or any of the assets owned or used by the Seller, may be subject;

         (iii) to the Knowledge of the Shareholders, contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Seller or that otherwise relates to the business of, or any of the assets owned or used by, the Subject Company; or

         (iv) result in the imposition or creation of any Encumbrance (other than a Permitted Encumbrance) upon or with respect to any of the Assets Purchased.

     To the Knowledge of the Shareholders, except as set forth in Schedule 5.2, the Seller is not, nor will be, required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Transactions.

     5.3 Capitalization. Schedule 5.3 contains a complete and accurate description of the capitalization of the Seller (including the identity of each shareholder of the Seller and the number of shares held by each such Person). The Shareholders have, or will have at Closing, title to all of the shares shown as owned by the Shareholders on Schedule 5.3, in each case, free and clear of all Encumbrances.

     5.4 Financial Statements. The Seller has delivered to the Purchaser internally prepared balance sheets of the Seller as of December 31 for each of the years 1996 and 1997 and the related statements of income, for each of the years then ended, (the "Financial Statements"). The Financial Statements fairly and accurately present the financial condition and the results of operations, income, expenses, assets, liabilities, changes in stockholders' equity, and cash flow of the Seller as of the respective dates of, and for the periods referred to in, the Financial Statements. The Financial Statements were prepared in accordance with the books and records of the Seller and in accordance with the past practices of the Seller.

     5.5 Title to Properties: Encumbrances. The Seller does not own, and since its inception has not owned, any real property or any interest, other than a leasehold interest, in any real property. Schedule 5.5 lists and describes all real property currently leased by the Seller. The Seller has delivered a copy of all such leases to the Purchaser and all such leases are legal, valid, binding, enforceable and in full force and effect. There are no disputes, oral agreements or forbearances in effect as to any such leases. The Seller owns all the properties and assets (whether real, personal or mixed and whether tangible or intangible) that it purports to own, including all of the properties and assets reflected in the December 31, 1997 balance sheet (the "Balance Sheet") (except for personal property sold since the date of the Balance Sheet in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by the Seller since the date of the Balance Sheet, which subsequently purchased or acquired properties and assets, other than personal property acquired in the Ordinary Course of Business, are listed in Schedule 5.5. Except as set forth in Schedule 5.5, all properties and assets of the Seller are free and clear of all Encumbrances.

     5.6 No Material Adverse Change. Since the date of the Balance Sheet except as set forth in Schedule 5.6, there has not been any Material Adverse Change in the business, operations, properties, assets or condition of the Seller, and, to the Knowledge of the Shareholders, no event has occurred or circumstance exists that may result in such a Material Adverse Change.

     5.7 Employee Benefits. The Seller has never sponsored, participated in or made any contribution to any Pension Plan.

     5.8 Compliance with Legal Requirements; Governmental Authorizations.

            (a) Except as set forth in Schedule 5.8:

                 (i) the Seller is, and at all times since January 1, 1997 has been, in all material respects, in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

                 (ii) to the Knowledge of the Shareholders, no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by the Seller of, or a failure on the part of the Seller to comply with, any Legal Requirement or (B) may give rise to any obligation on the part of the Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

                 (iii) the Seller has not received, at any time since January
            1, 1997, any written or, to the Knowledge of the Shareholders, other notice or other communication from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement or (B) any actual, alleged, possible or potential obligation on the part of any of the Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

            (b) Schedule 5.8 contains a complete and accurate list of each material Governmental Authorization that is held by the Seller or that otherwise relates to the business of, or to any of the assets owned or used by, the Seller. Each Governmental Authorization is valid and in full force and effect. Except as set forth in Schedule 5.8:

                 (i) the Seller is, and at all times since January 1, 1997, has been, in all material respects, in full compliance with all of the terms and requirements of each Governmental Authorization;

                 (ii) to the Knowledge of the Shareholders, no event has occurred or circumstance exists that (A) constitutes or results directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization or
            (B) results directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental Authorization;

                 (iii) the Seller has not received, at any time since January
            1, 1997, any written or, to the Knowledge of the Shareholders, other notice or communication from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental Authorization; and

         (iv) all material applications required to have been filed for the renewal of the Governmental Authorizations have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other material filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

     The Governmental Authorizations listed in Schedule 5.8 collectively constitute all of the material Governmental Authorizations necessary to permit the Seller to lawfully conduct and operate its business in the manner it currently conducts and operates such business and to permit the Seller to own and use its assets in the manner in which it currently owns and uses such assets.

     5.9 Legal Proceedings; Orders.

     (a) Except as set forth in Schedule 5.9, there is no pending Proceeding:

         (i) that has been commenced by or against the Seller or, to the Knowledge of the Shareholders, that otherwise directly relates to or may have a Material Adverse Effect on the business of, or any of the assets owned or used by, the Seller; or

         (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions.

     Except as set forth in Schedule 5.9, to the Knowledge of the Shareholders,
(1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. The Seller has delivered to the Purchaser copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Schedule 5.9.

     (b) Except as set forth in Schedule 5.9:

         (i) there is no Order to which the Seller or any of the assets owned or used by the Seller, is subject;

         (ii) neither of the Shareholders is subject to any Order that relates to the business of, or any of the assets owned or used by, the Seller; and

         (iii) to the Knowledge of the Shareholders, no officer, director, agent or employee of the Seller is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the business of the Seller.

     5.10 Absence of Certain Changes and Events.

     Except as set forth in Schedule 5.10, since the date of the Balance Sheet, the Seller has conducted its business only in the Ordinary Course of Business and there has not been any:

     (a) sale (other than sales in the Ordinary Course of Business), lease or other disposition of any material asset or property of the Seller or mortgage, pledge or imposition of any lien or other Encumbrance on any material asset or property of the Seller, including the sale, lease or other disposition of any of the Intellectual Property Assets;

     (b) delay or failure to repay when due any obligation, including without limitation, accounts payable and accrued expenses (except in the Ordinary Course of Business);

     (c) cancellation or waiver of any claims or rights with a value to the Seller in excess of $10,000; or

     (d) material disagreement or dispute with any key employee with respect to compensation, equity ownership, duties or authority.

     5.11 Contracts; No Defaults.

     (a) Schedule 5.12 contains a complete and accurate list, and the Seller has made available to the Purchaser true and complete copies, of:

          (i) each written Applicable Contract that involves performance of services or delivery of goods by the Seller for a fixed price in excess of $10,000 or a fixed deliverable;

          (ii) each written Applicable Contract that involves performance of services or delivery of goods or materials to the Seller for a fixed price in excess of $10,000;

          (iii) each Applicable Contract that was not entered into in the Ordinary Course of Business and that involves expenditures of the Seller, individually or, for a series of related Applicable Contracts, in the aggregate, in excess of $10,000, or receipts of the Seller, individually or, for a series of related Applicable Contracts, in the aggregate, in excess of $10,000;

          (iv) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Applicable
     Contract of the Seller affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $5,000 and with terms of less than one year);

          (v) each joint venture, partnership and other Applicable Contract of the Seller (however named) involving a sharing of profits, losses, costs or liabilities by the Seller with any other Person;

          (vi) each Applicable Contract of the Seller containing covenants that in any way purport to restrict the business activity of the Seller or limit the freedom of the Seller to engage in the Staffing Services Business or to compete with any Person;

          (vii) each Applicable Contract of the Seller providing for payments to or by any Person based on sales, purchases or profits, other than commission or bonus arrangements with employees;

          (viii) each Applicable Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by the Seller to be responsible for consequential damages;

          (ix) each Applicable Contract of the Seller for capital expenditures in excess of $10,000;

          (x) each Applicable Contract which, to the Knowledge of the Shareholders, will result in a loss to the Seller;

          (xi) each Applicable Contract between the Seller and its former or current stockholders, directors, officers and employees (other than standard employment agreements previously furnished to the Purchaser); and

          (xii) each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by the Seller.

     (b)  To the Knowledge of the Shareholders, except as set forth in
  Schedule 5.11, no officer, director, agent, employee, consultant or contractor of the Seller is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant or contractor to engage in or continue any conduct, activity or practice relating to the business of the Seller.

     (c) Except as set forth in Schedule 5.11:

         (i) the Seller is and to the Knowledge of the Shareholders, at all times since January 1, 1997, has been, in compliance with all material terms and requirements of each material Contract under which the Seller has any obligation or Liability or by which the Seller or any of the assets owned or used by the Seller is or was bound;

         (ii) to the Knowledge of the Shareholders, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the Seller or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Applicable Contract; and

         (iii) the Seller has not given to or received from any other Person, at any time since January 1, 1997, any written or, to the Knowledge of the Shareholders, other notice or other communication regarding any actual, alleged, possible or potential violation or breach of, or default under, any Contract.

     (d) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Seller under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.

     (e) The Contracts relating to the provision of services by the Seller have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

     5.12  Environmental Matters .


     (a) The Seller is, and, to the Knowledge of the Shareholders, at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law.

     (b) There are no pending or, to the Knowledge of the Shareholders, Threatened claims, Encumbrances or other restrictions of any nature, resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting, to the Knowledge of the Shareholders, any properties and assets (whether real, personal or mixed) in which the Seller has or had an interest.

     (c) Neither the Seller nor, to the Knowledge of the Shareholders, any other Person for whose conduct the Seller is or may be held responsible, has received any citation, directive, inquiry, notice, Order, summons, warning or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual or potential violation or failure to comply with any Environmental Law.

           5.13 Labor Relations; Compliance: Employees. The Seller has not been nor is a party to any collective bargaining or other similar labor Contract. Except as set forth in Schedule 5.13, since January 1, 1997, there has not been, there is not presently pending or existing, and, to the Knowledge of the Shareholders, there is not Threatened, (a) any strike, slowdown, picketing, work stoppage or employee grievance process, (b) any Proceeding against or affecting the Seller relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable Governmental Body, organizational activity or other labor or employment dispute against or affecting the Seller or its premises or (c) any application for certification of a collective bargaining agent. Except as set forth in Schedule 5.13, the Seller has complied in all material respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health and plant closing. Except as set forth in Schedule 5.13, the Seller is not liable for the payment of any compensation, damages, taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

           5.14  Intellectual Property.

           (a) Intellectual Property Assets. The term "Intellectual Property Assets" includes:

               (i) the corporate name and all fictional business names, trade names, registered and unregistered trademarks, service marks and applications owned by, used by or licensed to the Seller (collectively, "the Marks");

               (ii) all of the patents, patent applications and inventions and discoveries that may be patentable of the Seller (collectively, "the Patents");

               (iii) all of the copyright rights in both published works and unpublished works of the Seller (collectively, "the Copyrights"); and

               (iv) all trade secrets and confidential client information in recorded form (collectively, "the Trade Secrets").

           (b) Agreements. Schedule 5.14 contains a complete and accurate list and summary description, including any royalties paid or received by the Seller, of all Contracts relating to the Intellectual Property Assets to which the Seller is a party or by which the Seller is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $1,000 under which the Seller is the licensee. There are nooutstanding and, to the Knowledge of the Shareholders, no Threatened disputes or disagreements with respect to any such contract.

     (c) Know-How Necessary for the Business. The Intellectual Property Assets are all those currently used by the Seller for the operation of the business of the Seller as it is currently conducted.

     (d) Patents. The Seller has not been issued any Patents nor has any Patents pending No process or know-how used by the Seller is known by the Shareholders to infringe or is alleged to infringe any patent or other proprietary right of any other Person.

     (e) Trademarks.  The Seller has no marks other than its corporate name.

     (f) Copyrights.   The Seller has no Copyrights.

     (g) Trade Secrets.   Except as set forth in Schedule 5.14, the Seller has
  no Trade Secrets and no Trade Secrets are necessary or currently used by the Seller to conduct its business as it is presently conducted.

     5.15 No Other Agreements to Sell Assets or Capital Stock of the Seller. Neither the Seller nor the Shareholders have any commitment or legal obligation, absolute or contingent, to any other Person or firm, other than as contemplated by the Transactions, to sell, assign, transfer or effect a sale of any of the assets, to sell or effect a sale of the capital stock or the Seller, to effect any merger, consolidation, liquidation, dissolution or other reorganization of the Seller, to enter into any agreement or cause the entering into of an agreement with respect to any of the foregoing.

     5.16 Relationships with Related Persons. Neither the Seller nor the Shareholders is or has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in a Person that has (i) had business dealings or a material financial interest in any transaction with the Seller other than business dealings or transactions conducted in the Ordinary Course of Business with the Seller at substantially prevailing market prices and on substantially prevailing market terms or (ii) engaged in a business competing with the Seller with respect to any of the services of the Seller in any market presently served by the Seller, except for less than one percent (1%) of the outstanding capital stock of any such competing business that is publicly traded on any recognized exchange or in the over-the-counter market.

     5.17 Customers and Suppliers. Schedule 5.17 contains a complete and accurate list of the five (5) largest suppliers and ten (10) largest customers of the Seller during the last fiscal year, showing the approximate total purchases by the Seller from each such supplier during such fiscal year and the total sales by the Seller to each such customer during such fiscal year. To the Knowledge of the Seller or the Shareholders, since the date of the Balance Sheet, there has been no adverse change in the business relationship with any supplier or customer named in Schedule 5.17 and no threat or indication that any such change is reasonably foreseeable.

     5.18 Brokers and Finders; Advisors. Neither the Shareholders nor the Seller nor their respective agents have incurred any obligation or Liability for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement. The Shareholders agree to indemnify the Purchaser against and to hold the Purchaser harmless from, any claims for brokerage or similar commission or other compensation which may be made against the Purchaser by any third party in connection with the Transactions, which claim is based upon such third party having acted as broker, finder, investment banker, advisor, consultant or appraiser or in any similar capacity on behalf of the Seller or the Shareholders.

     5.19 Disclosure. No representation or warranty of the Shareholders in this Agreement and no statement in the Disclosure Schedules with respect to the Seller omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

                                 ARTICLE VI

               REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     The Purchaser hereby represents and warrants to the Seller and the Shareholders as follows:

     6.1 Organization. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Indiana, with full company power and authority to own the Purchased Assets and to engage in the Staffing Services Business and to enter into and perform its obligations under this Agreement.

     6.2 Company Authority and Ability. All requisite company authorizations for the execution, delivery and performance by the Purchaser of this Agreement and the consummation of the Transactions have been obtained. No further company action shall be necessary on the part of the Purchaser to authorize the execution, delivery and performance of this Agreement or the consummation of the Transactions.

     6.3  Authorization: No Conflict.

     (a) This Agreement constitutes the legal, valid, and binding obligation of the Purchaser, enforceable against it in accordance with its terms. Upon the execution and delivery by the Purchaser of the Transaction Documents to which it is a party, such Transaction Documents will constitute the legal, valid and binding obligations of the Purchaser, enforceable against it in accordance with their respective terms, except where such enforceability may be limited by (i) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors' rights generally and (ii) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law. The Purchaser has the absolute and unrestricted right, power, and authority to execute and deliver this

  Agreement and the Transaction Documents to which it is a party and to perform its obligations under this Agreement and the Transaction Documents to which it is a party.

     (b) Neither the execution and delivery of this Agreement by the Purchaser nor the consummation or performance of any of the Transactions by the Purchaser will give any Person the right to prevent, delay, or otherwise interfere with any of the Transactions pursuant to: (i) any provision of Organizational Documents of the Purchaser; (ii) any resolution adopted by the members of the Purchaser; (iii) any Legal Requirement or Order to which the Purchaser may be subject; or (iv) any Contract to which the Purchaser is a party or by which the Purchaser may be bound, except in the case of each of clauses (iii) and (iv) above, for such contraventions, conflicts, violations, Liabilities, reassessments, revaluations, breaches or creations of Encumbrances which, individually and in the aggregate, would not have a Material Adverse Effect with respect to the Purchaser. The Purchaser is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Transactions.

     6.4 Proceedings. There is no pending Proceeding that has been commenced against the Purchaser that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Transactions. To the Knowledge of the Purchaser, no such Proceeding has been Threatened.

     6.5 Brokers or Finders. Neither the Purchaser nor its officers and agents have incurred any obligation or Liability, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold the Seller and the Shareholders harmless from any such payment alleged to be due by or through the Purchaser as a result of the action of the Purchaser or its officers or agents.

     6.6 Disclosure. No representation or warranty of the Purchaser in this Agreement omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

                                 ARTICLE VII

          ACTIONS OF THE SELLER, THE SHAREHOLDERS AND THE PURCHASER
                      BEFORE AND AFTER THE CLOSING DATE

     Each of the Seller, the Shareholders, and the Purchaser covenant and agree with each other as follows:

     7.1 Access and Investigation.

     Between the date of this Agreement and the Closing, the Seller and Shareholders will (a) afford the Purchaser and its Representatives (collectively, "Purchaser's Advisors") access to the Seller's personnel, properties, Contracts, books and records and other documents and data, provided, however, no such access will be allowed to personnel without the prior consent of the Shareholders, (b) furnish the Purchaser and Purchaser's Advisors with copies of all such Contracts, books and records and other existing documents and data as they may reasonably request and (c) furnish the Purchaser and Purchaser's Advisors with such additional financial, operating and other data and information as they may reasonably request.

     7.2 Operation of Business. Between the date of this Agreement and the Closing, the Shareholders will cause the Seller to:

     (a) conduct its business only in the Ordinary Course of Business;

     (b) use its Best Efforts to preserve intact its current business organization, keep available the services of its current officers, employees and agents and maintain the relations and good will with its suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it;

     (c) confer with the Purchaser and the Purchaser's Advisors concerning operational matters of a material nature; and

     (d) otherwise report periodically to each other concerning the status of its business, operations and finances.

     7.3 Negative Covenants.

     Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing, the Seller and the Shareholders will not, without the prior consent of the Purchaser, take any affirmative action or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 5.11 is likely to occur.

     7.4 Notification.

     Between the date of this Agreement and the Closing, each party to this Agreement will promptly notify each other party hereto in writing if such party becomes aware of any fact or condition that causes or constitutes a Breach (which has or will have a Material Adverse Effect) of any of its representations and warranties as of the date of this Agreement, or if such party becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach (which has or will have a Material Adverse Effect) of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition; provided, however, that such disclosure shall not be deemed to cure any Breach of a representation or warranty unless the Purchaser elects to close the Transactions in which event any such breaches shall be deemed cured. Should any such fact or condition require any change in the Disclosure Schedules if such Schedules were dated the date of the occurrence or discovery of any such fact or condition, the discovering party will promptly deliver to each other party a supplement to the Disclosure Schedules specifying such change. During the same period, each party to this Agreement will promptly notify each other party hereto of the occurrence of any Breach (which has or will have a Material Adverse Effect) of any covenant or agreement by such party in this Article VII or of the occurrence of any event that may make the satisfaction of the conditions in Articles VIII and IX impossible or unlikely; provided, however, that such disclosure shall not be deemed to cure any Breach of a covenant or agreement or to satisfy a condition unless the Purchaser elects to close the Transactions in which event such breaches shall be deemed cured and such conditions waived. Each party to this Agreement shall promptly notify each other party hereto of any default, the threat or commencement of any Proceeding or any development that occurs before the Closing that could in any way materially affect such party, the business or assets of such party or the ability of such party to consummate the Transactions.

     7.5  No Negotiation.

     Until thirty (30) days from the date hereof or unless this Agreement is earlier terminated pursuant to Article XI, neither the Seller nor the Shareholders nor any of their respective Representatives will directly or indirectly solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to or consider the merits of any unsolicited inquiries or proposals from, any Person (other than the Purchaser) relating to any transaction involving the sale of all or a substantial portion of its business or assets of the Seller or any of its capital stock or other equity interests or any merger, consolidation, business combination or similar transaction involving the Seller (each such transaction referred to herein as a "Proposed Acquisition Transaction"). The Seller and the Shareholders will immediately notify the Purchaser if any discussions or negotiations are sought to be initiated, any inquiry or proposal is made or any information is requested with respect to any Proposed Acquisition Transaction.

                                ARTICLE VIII

           CONDITIONS PRECEDENT TO PURCHASERS' OBLIGATION TO CLOSE

     The Purchaser's obligation to pay the Consideration and to take the other actions required to be taken by the Purchaser at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Purchaser, in whole or in part):

     8.1 Accuracy of Representations. All of the representations and warranties of the Shareholders in this Agreement (considered collectively) and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing.

     8.2  Shareholders'  and Seller's Performance.

     (a) All of the covenants and obligations that the Shareholders and the Seller are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively) and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

     (b) The Shareholders and the Seller must have delivered each of the documents required to be delivered by the Shareholders and the Seller pursuant to Section 4.2.

     8.3  Additional Documents.

     The Shareholders must have delivered to the Purchaser such documents as the Purchaser may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty of the Shareholders pursuant to
Section 8.1, (ii) evidencing the performance by the Seller and the Shareholders, or the compliance by the Seller and the Shareholders with, any covenant or obligation required to be performed or complied with by the Seller and the Shareholders pursuant to Section 8.2(a), (iii) evidencing the satisfaction of any condition referred to in this Article VIII or (iv) otherwise facilitating the consummation of any of the Transactions.

     8.4 No Claim Regarding Stock Ownership or Sale Proceeds. There must not have been made or Threatened by any Person any claim asserting that such Person
(a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, the Seller, or (b) is entitled to all or any portion of the Consideration payable for the Purchased Assets.

                                 ARTICLE IX

                      CONDITIONS PRECEDENT TO SELLER'S
                             OBLIGATION TO CLOSE

     The Seller's obligation to sell the Purchased Assets in exchange for the Consideration and to take the other actions required to be taken by the Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Seller, in whole or in part):

     9.1 Accuracy of Representations. All of the representations and warranties of the Purchaser in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing.

     9.2   The Purchasers' Performance.

     (a) All of the covenants and obligations that the Purchaser is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

     (b)   Each document required to be delivered by the Purchaser pursuant to
  Section 4.2 must have been delivered.

     9.3   Additional Documents.

     The Purchaser must have delivered to the Seller such documents as the Seller may reasonably request for the purpose of (i) evidencing the accuracy of any of the Purchaser's representations and warranties pursuant to Section 9.1,
(ii) evidencing the performance by the Purchaser of, or the compliance by the Purchaser with, any covenant or obligation required to be performed or complied with by the Purchaser pursuant to Section 9.2(a), (iii) evidencing the satisfaction of any condition referred to in this Article IX or (iv) otherwise facilitating the consummation or performance of any of the Transactions.


                                  ARTICLE X

                          INDEMNIFICATION; REMEDIES

     10.1 Survival of Representations. Etc. The representations and warranties of the Shareholders and of the Purchaser contained herein and the indemnity obligations of the Purchaser set forth in Section 10.2(b)(iii) shall survive until eighteen (18) months after the Closing. All of said representations and warranties shall in no respect be limited or diminished by any past or future investigation on the part of the Shareholders or Purchaser.

     10.2  Indemnifications.

     (a) By the Shareholders. The Shareholder shall indemnify, save and hold harmless the Purchaser and its Affiliates and Subsidiaries (individually, a Shareholder Indemnified Party, and collectively, the "Shareholder Indemnified Parties"), from and against any and all costs, losses, Liabilities, damages, lawsuits and demands (whether or not arising out of third-party claims), including without limitation losses in connection with workers compensation claims, interest, penalties, costs of mitigation, losses in connection with any Environmental Law (including without limitation any clean-up, remedial correction or responsive action), damages to the Environment, attorneys' fees and all amounts paid in investigation, defense or settlement of any of the foregoing (herein, "Damages"), incurred in connection with, arising out of, resulting from or incident to (i) any Breach of any representation or warranty made by the Shareholders in this Agreement;
  (ii) any Breach of any covenant or agreement made by the Shareholders in this Agreement or any certificate delivered by the Seller or the Shareholders at the Closing; or (iii) any and all Liabilities of the Seller or the Shareholders except the Assumed Liabilities.

     The term "Damages" as used in this Section 10.2 is not limited to matters asserted by third parties against any indemnified Party, but includes Damages incurred or sustained by an indemnified party in the absence of third party claims. Payments by any indemnified party of amounts for which such indemnified Party is indemnified hereunder shall not be a condition precedent to recovery. The rights and remedies provided in this Article X shall be exclusive as to any Damages incurred by a party under this Agreement; provided, however, that nothing herein shall preclude a party from exercising its rights under this Agreement and applicable law to such equitable remedies, including without limitation specific performance and injunctions.

     (b) By the Purchaser.   The Purchaser shall indemnify, save and hold
  harmless the Shareholders, the Seller and their respective Affiliates (the "Purchaser Indemnified Parties") from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to
  (i) any Breach of any representation or warranty made by the Purchaser in this Agreement; (ii) any Breach of any covenant or agreement made by the Purchaser in this Agreement; or (iii) any liability of the Seller to Damian Services Corporation ("Damian") resulting from the Seller's termination of the Services and Administration Agreement with Damian dated June 9, 1997, up to a maximum amount of Twenty Thousand Dollars ($20,000).

     (c) Cooperation. The indemnified party shall cooperate in all reasonable respects with the indemnifying party and its Representatives (including without limitation their attorneys) in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the indemnified party may, at its own cost, participate in negotiations, arbitrations and the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The parties shall cooperate with each other in any notifications to insurers.

     (d) Defense of Claims. If a claim for Damages (a "Claim") is to be made by an indemnified party hereunder against the indemnifying party, the indemnified party shall give written notice (a "Claim Notice") to the indemnifying party as soon as practicable after the indemnified party becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 10.2. If any lawsuit or enforcement action is filed against an indemnified party, written notice thereof shall be given to the indemnifying party as promptly as practicable (and in any event within fifteen (15) calendar days after the service of the citation or summons). The failure of any indemnified party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the indemnifying party has been damaged by such failure. After such notice, if the indemnifying party shall acknowledge in writing to the indemnified party that the indemnifying party shall be obligated under the terms of their indemnity hereunder in connection with such lawsuit or action, then the indemnifying party shall be entitled, if it so elects at the indemnifying party's own cost, risk and expense, (i) to take control of the defense and investigation of such lawsuit or action, (ii) to employ and engage attorneys of its own choice, but, in any event, reasonably acceptable to the indemnified party (each of the indemnified parties acknowledges that either of the law firms identified in the notice provisions of Section 12.2 is acceptable), to handle and defend the same unless the named parties to such action or proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and the indemnified party has been advised in writing by counsel that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party, in which event the indemnified party shall be entitled, at the indemnifying party's cost, risk and expense, to separate counsel of its own choosing and (iii) to compromise or settle such lawsuit or action, which compromise or settlement shall be made only with the written consent of the indemnified party, such consent not to be unreasonably withheld, unless such compromise or settlement involves only the payment of money damages in which event the indemnified party's consent will not be required.

     If the indemnifying party fails to assume the defense of such lawsuit or action within fifteen (15) calendar days after receipt of the Claim Notice, the indemnified party against which such lawsuit or action has been asserted will (upon delivering notice to such effect to the indemnifying party) have the right to undertake, at the indemnifying party's cost and expense, the defense, compromise or settlement of such lawsuit or action on behalf of and for the account and risk of the indemnifying party; provided, however, that such lawsuit or action shall not be compromised or settled without the written consent of the indemnifying party which consent shall not be unreasonably withheld. If the indemnified party settles or compromises such lawsuit or action without the prior written consent of the indemnifying party, the indemnifying party will bear no liability hereunder for or with respect to such lawsuit or action. In the event the indemnified party assumes the defense of the lawsuit or action, the indemnified party will keep the indemnifying party reasonably informed of the progress of any such defense, compromise or settlement. The indemnifying party shall be liable for any settlement of any action effected pursuant to and in accordance with this Section 10.2 and for any final judgment (subject to any right of appeal) and the indemnifying party agrees to indemnify and hold harmless an indemnified party from and against any Damages by reason of such settlement or Judgment.

     (e) Representatives. No individual Representative of any party shall be personally liable for any Damages under the provisions contained in this
  Section 10.2 (except to the extent any such Person is party hereto in his or her individual capacity). Nothing herein shall relieve either party of any Liability to make any payment expressly required to be made by such party pursuant to this Agreement.

     (f) Limitation on Indemnity/Commitments.

         (i) The indemnification obligation of the Shareholders and of the Purchaser with respect to any Breach of any representation or warranty
     pursuant   to Section 10.2(a)(i) or (b)(i) and of the Purchaser with
     respect to Damages arising under Section 10.2(b)(iii) shall be limited to Claims for Damages made prior to the last date of survival thereof referred to in Section 10.1. The indemnification obligation of the Shareholders and the Purchaser with respect to any Breach of any covenant or agreement pursuant to Section 10.2(a)(ii) or (b)(ii) and of the Shareholders with respect to Damages arising under Section 10.2(a)(iii) shall be limited to Claims for Damages made prior to the third (3rd) anniversary of the Closing.

         (ii) Neither (a) the termination of the representations or warranties contained herein, nor (b) the expiration of the indemnification obligations described above, will affect the rights of an indemnified party in respect of any Claim made by such indemnified party received by the indemnifying party prior to the expiration of the applicable survival period provided herein.

     (g) Other Limitations. Any provision of this Agreement to the contrary notwithstanding, the indemnification obligations of the Shareholders and the Purchaser shall be subject to the following monetary limitations:

         (i)  Limitations on the Shareholders' Indemnity Obligations.

              (A) Threshold. The Shareholders shall have no obligation to indemnify any of the Shareholder Indemnified Parties that would otherwise be entitled to indemnification under this Section 10, unless and until such Shareholder Indemnified Parties have incurred or suffered, in the aggregate, Damages with respect to or arising from any Claims totaling more than Forty Thousand Dollars ($40,000) (the "Threshold"), and in the event such Threshold is exceeded, then the Shareholders shall be liable to indemnify the Shareholder Indemnified Parties for only that portion of such Damages in excess of the Threshold.

              (B) Indemnification Ceiling. The maximum aggregate liability of the Shareholders to the Shareholder Indemnified Parties under this
         Section 10 with respect to or arising from any Claims shall not exceed the Closing Payment.

         (ii) Limitations on the Purchaser's Indemnity Obligations.

              (A) Threshold. The Purchaser shall have no obligation to indemnify any of the Purchaser Indemnified Parties that would otherwise be entitled to indemnification under this Section 10 (but specifically excluding

           Section 10(b)(iii), unless and until such Purchaser Indemnified Parties have incurred or suffered, in the aggregate, Damages with respect to or arising from any Claims totaling more than the Threshold, and in the event such Threshold is exceeded, then Purchaser shall be liable to indemnify the Purchaser Indemnified Parties for only that portion of such Damages in excess of the Threshold.

                 (B) Indemnification Ceiling. The maximum aggregate liability of the Purchaser to the Purchaser Indemnified Parties under this
           Section 10 with respect to or arising from any Claims shall not exceed the Closing Payment.

           (iii) Mitigation of Damages. Notwithstanding anything to the contrary contained in this Agreement, neither the Purchaser nor the Shareholders shall be liable for any Damages under the indemnification provisions of this Section 10 or otherwise have any liability to an indemnified party for any misrepresentation or breach of warranty or covenant under this Agreement or otherwise have any liability in connection with the transactions contemplated by this Agreement to the extent that:

                 (A) Disclosure. The existence of such liability, the breach of warranty or covenant, or the falsity of the representation upon which such liability would be based is disclosed in this Agreement or in the Schedules attached hereto, or which is disclosed in a written notice furnished to the Purchaser prior to the Closing, provided, however, that any such misrepresentation or breach of warranty or covenant so disclosed to the Purchaser after the execution and delivery of this Agreement and prior to the Closing shall not affect the right of the Purchaser to elect not to close the transactions contemplated by this Agreement (it being understood and agreed that if, despite such right of the Purchaser to elect not to close by reason of the misrepresentation or breach so disclosed, the Purchaser nevertheless elects to close, thereby waiving such misrepresentation or breach, the Purchaser shall thereafter have no claim against the Shareholders by reason of, in connection with, or arising from any such disclosed misrepresentation or breach of warranty or covenant);

                 (B) Tax Benefit. The Purchaser or the Shareholders, as the case may be, realizes any tax benefit by virtue of the payment of any Damages.

     10.3 Tax Indemnification. The Shareholders shall be responsible for and pay and shall jointly and severally indemnify and hold harmless the Purchaser from and against all Taxes imposed on the Seller or for which the Seller is liable, with respect to all periods, whether ending on, prior to or after the Closing Date.

                                 ARTICLE XI

                                 TERMINATION

     11.1  Termination Events.

     This Agreement may, by notice given prior to or at the Closing, be terminated:

     (a) by the Seller, on the one hand, or by the Purchaser on the other hand, if a Breach of any provision of this Agreement having a Material Adverse Effect or representing a Material Adverse Change has been committed by the other party or its Affiliates and such Breach has not been expressly waived in writing;

     (b) (i) by the Purchaser if any of the conditions in Article VIII has not been satisfied as of the Closing or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Purchaser to comply with its obligations under this Agreement) and the Purchaser has not expressly waived such condition in writing on or before the Closing; or (ii) by the Seller, if any of the conditions in Article IX has not been satisfied as of the Closing or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Seller to comply with its obligations under this Agreement) and the Seller has not expressly waived such condition in writing on or before the Closing;

     (c) by mutual consent of the Purchaser and the Seller; or

     (d) by the Purchaser or the Seller if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before May 15, 1998 (the "Closing Date"), or such later date as the Parties may agree upon.

     11.2 Effect of Termination.

     If this Agreement is terminated pursuant to Section 11.1, all further obligations of the Parties under this Agreement will terminate, except that the obligations in Sections 12.6, 12.9 and 12.10 will survive. Without limitation, if this Agreement is terminated pursuant to Section 11.2, neither party shall have any liability with respect to any representation or warranty made herein or in any Schedule hereto.

                                 ARTICLE XII

                                MISCELLANEOUS

     12.1 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the other party. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors.

     12.2 Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

     If to the Purchaser, addressed to the Purchaser at:

          William J. Wilkinson
          Corporate Staffing Resources LLC
          100 E. Wayne Street, Suite 100
          One Michiana Square
          South Bend, IN 46601
          Telephone: (219) 233-8209
          Telecopy: (219) 280-2652

     with a copy to:

          Philip L. Carson, Esq.
          Miller Carson Boxberger & Murphy LLP
          1400 One Summit Square
          Fort Wayne, IN 46802-3173
          Telephone: (219) 423-9411
          Telecopy: (219) 423-4329

     If to the Seller or the Shareholders, addressed to the Shareholders at

          3267 Brynmawr Drive
          Portage, Michigan 49024


     With a copy to:

          W. Jack Keiser
          Miller Johnson Snell & Cummisky, P.L.C.
          425 West Michigan Avenue
          Kalamazoo, MI 49007
          Telephone: (616) 226-2955
          Telecopy: (616) 226-2951

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

     12.3 Choice of Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Michigan (without giving effect to its choice of law principles), except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern.

     12.4 Entire Agreement: Amendments and Waivers. This Agreement, together with all exhibits and schedules hereto (including the Disclosure Schedule) and the other agreements referred to herein, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. This Agreement may not be amended except in an instrument in writing signed on behalf of each of the parties hereto. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

     12.5 Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     12.6 Expenses. Each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the Transactions (it being understood that in the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other party).

     12.7 Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

     12.8 Titles. The titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     12.9 Publicity. Except as required by law, none of the Purchaser, the Seller nor the Shareholders shall issue any press release or make any public statement regarding this Agreement and the Transactions, without prior written approval of the other parties; provided, however, that in the case of announcements, statements, acknowledgments or revelations which either party is required by law to make, issue or release, the making, issuing or releasing of any such announcement, statement, acknowledgment or revelation by the party so required to do so by law shall not constitute a breach of this Agreement if such party shall have given, to the extent reasonably possible, not less than two (2) calendar days prior notice to the other party, and shall have attempted, to the extent reasonably possible, to clear such announcement, statement, acknowledgment or revelation with the other party. Each party hereto agrees that it will not unreasonably withhold any such consent or clearance.

     12.10 Confidential Information.

     (a) No Disclosure. The parties acknowledge that the Transactions described herein are of a confidential nature and shall not be disclosed except to consultants, advisors and Affiliates or as required by law, until such time as the parties make a public announcement regarding the Transactions as provided in Section 12.9.

     (b) Preservation of Confidentiality. In connection with the negotiation of this Agreement, the preparation for the consummation of the Transactions, and the performance of obligations hereunder, the Purchaser acknowledges that it will have access to confidential and proprietary information relating to the Seller, including technical or marketing information, ideas, methods, developments, inventions, improvements, business plans, trade secrets, scientific or statistical data, diagrams, drawings, specifications or other proprietary information relating thereto, together with all analyses, compilations, studies or other documents, records or data prepared by the Seller or its Representatives, which contain or otherwise reflect or are generated from such information ("Confidential Information"). The term "Confidential Information" does not include information received by one party in connection with the Transactions which (i) is or becomes generally available to the public other than as a result of a disclosure by such party or its Representatives, (ii) was within such party's possession prior to its being furnished to such party by or on behalf of the other party in connection with the Transactions, provided that the source of such information was not known by such party to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the other party or any other Person with respect to such information or (iii) becomes available to such party on a non-confidential basis from a source other than the other party or any of their respective Representatives, provided that such source is not bound by a confidentiality agreement with or other


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



  contractual, legal or fiduciary obligation of confidentiality to the other party or any other Person with respect to such information.

     (c) Each party shall treat all Confidential Information of the other party as confidential, preserve the confidentiality thereof and not disclose any such Confidential Information, except to its Representatives who need to know such Confidential Information in connection with the Transactions and shall not use such Confidential Information except in connection with the Transactions. Each party shall use all reasonable efforts to cause its Representatives to treat all such Confidential Information of the other party as confidential, preserve the confidentiality thereof and not disclose any such Confidential Information. Each party shall be responsible for any breach of this Agreement by any of its Representatives. If, however, Confidential Information is disclosed, the party responsible for such disclosure shall immediately notify the other party in writing and take all reasonable steps required to prevent further disclosure.

     (d) Until the Closing or the termination of this Agreement, all Confidential Information shall remain the property of the party who originally possessed such information. In the event of the termination of this Agreement for any reason whatsoever, each party shall, and shall cause its Representatives to, return to the other party all Confidential Information (including all copies, summaries and extracts thereof) furnished to such party by the other party in connection with the Transactions.

     (e) If one party or any of its Representatives is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) or is required by operation of law to disclose any Confidential Information, such party shall provide the other party with prompt written notice of such request or requirement, which notice shall, if practicable, be at least forty-eight (48) hours prior to making such disclosure, so that the other party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of such a waiver, such party or any of its Representatives are nonetheless, in the opinion of counsel, legally compelled to disclose Confidential Information, then such party may disclose that portion of the Confidential Information which such counsel advises is legally required to be disclosed, provided that such party uses its reasonable efforts to preserve the confidentiality of the Confidential Information, whereupon such disclosure shall not constitute a breach of this Agreement.

     (f) In the event of the termination of this Agreement for any reason whatsoever, the Purchaser covenants and agrees for the benefit of the Seller that during the 36 month period following the date of this Agreement, neither the Purchaser nor any of its Affiliates will solicit, entice, persuade or induce, directly or indirectly, any internal staff (non-billable) employee of any of the Seller to terminate their employment by or with a Seller or to refrain from



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



  rendering services to or for the Seller or to become employed by or enter into contractual relations with any persons other than the Seller or to enter into a relationship with a competitor of the Seller, approach any such internal staff employee for any of the foregoing purposes, or authorize or knowingly approve or assist in the taking of any such actions by any person.

     12.11 Burden and Benefit. This Agreement shall be binding upon and shall inure to the benefit of, the parties hereto and their respective successors. There are no third party beneficiaries of this Agreement; provided, however, that any Person that is not a party to this Agreement but, by the terms of
Section 10.2, is entitled to indemnification, shall be considered a third party beneficiary of this Agreement, with full rights of enforcement as though such Person was a signatory to this Agreement.

     12.12 Service of Process; Consent to Jurisdiction.

     (a) Services of Process. Each of the parties hereto irrevocably consents to the service of any process, pleading, notices or other papers by the mailing of copies thereof by registered, certified or first class mail, postage prepaid, to such party at such party's address set forth herein, or by any other method provided or permitted under Michigan law.

     (b) Consent and Jurisdiction. Each party hereto irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of this Agreement may be brought in the United States District Court for the Western District of Michigan or, if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in the County of Kalamazoo, Michigan; (ii) consents to the jurisdiction of any such court in any such suit, action or proceeding; and (iii) waives any objection which such party may have to the laying of venue of any such suit, action or proceeding in any such court.

     12.13. Attorneys' Fees. If any party to this Agreement brings an action to enforce its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including without limitation reasonable attorneys' fees, incurred in connection with such action, including any appeal of such action.

     12.14 Limitation of Liability. Notwithstanding anything to the contrary in this Agreement, in no event shall any party hereto be liable for any incidental or consequential damages occasioned by any failure to perform or the breach of any obligation under this Agreement.

     12.15 Additional Survival. In addition to the survival of representations and warranties and other provisions referenced in Section 10.1 of this Agreement, which shall survive pursuant to the terms of such Section, the obligations of the parties contained in Sections 2.1, 2.2, 2.3, 2.4, and in
Article III, Article X and Article XII of this Agreement shall survive the Closing Date indefinitely.


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



     IN WITNESS WHEREOF, the parties hereto have executed, or have caused this Agreement to be duly executed on their respective behalf by their respective officers thereunto duly authorized, all as of the day and year first above written.


Monday Temporary Staffing Services,     Inc. Corporate Staffing Resources, LLC

/s/ Susan Monday                        /s/ William J. Wilkinson
-----------------------------------     ---------------------------------------
By: Susan Monday                        By: William J. Wilkinson
Its: President                          Its: President



/s/ John Monday
-----------------------------------
     John Monday

/s/ Susan Monday
-----------------------------------
     Susan Monday



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